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                                                                   EXHIBIT 10.14

                    AGREEMENT FOR LEASE OF FACTORY BUILDING

PARTY A:         GUSHU VILLAGE COMMITTEE, XIXIANG TOWN

PARTY B:         HUAXUAN PRINTING COMPANY LIMITED

In order to develop the economy, increase collective income and raise the standard of living of the citizens, both Parties followed State policies and based on the conditions of equality and mutual benefits, agree to the leasing of the factory building as set out below:

(1) Party A shall lease a two-story factory building in Gushu Zhu-ao Industrial Village to Party B for its production purposes, and the total area of the factory building shall be the same as the present area of the original premises of Nanyuan Printing Company Limited. Rental is Thirteen Thousand Renminbi (RMB13,000) per month calculated from 1st April 1997.

(2) The lease period shall be from 1st April 1997 to 31st March 2000 and rental per month is Thirteen Thousand Renminbi (RMB13,000). An increase of 10% of the original rent base shall take place from 31st March 2000, i.e., Fourteen Thousand Three Hundred Renminbi. Party B shall pay Party A that month's rental between the 10th and 15th days of that month and such payment cannot be late.

(3) Party A shall supply Party B a 200 volt transformer for the use by Party B. After Party A has supplied the relevant facility, Party B shall be responsible for any additional requirements for power or maintenance and repairs of any breakdowns during production.

(4) The consent of Party A must be obtained for any changes to the factory building or increase of other projects by Party B. All related expenses shall be borne by Party B.

(5) During the term of the lease, Party B shall be solely responsible for all damages to the factory building caused by installation or other human causes, Party A shall not be responsible for any expenses or fees. Party A shall be responsible for any damages to the factory building or dormitory caused by an event of force majeure (natural disaster) or due to the quality of construction. Insurance of the factory building and dormitory shall be borne by Party A (the insurance premium does not cover the machinery or equipment of Party
         B). If the State makes a requisition of the premises during the period of use, compensation for the land and buildings shall belong to Party A, and compensation for the machinery or equipment shall belong to Party B.


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(6)      During the term of the lease, Party A shall only receive rent; any taxes on rent shall be borne by Party A. Party A shall not interfere with the business of the factory of Party B. Party B shall pay the expenses of the factory and all national taxation (which includes the fees and expenses of environmental protection, sewage disposal, sanitation, security). During the term of the lease, Party B shall comply with the laws of the People's Republic of China; Party A shall not be responsible for any breaches of the State's laws, and all responsibilities shall be borne by Party B.

(7) Party B shall pay Party A the rental between the 10th and 15th days of each month and such payment shall not be late. If more than three months' rental are in arrears, Party B shall pay an overdue fine of 20%. Any party who proposes to terminate this Agreement shall do so six months prior to its expiry, or pay the other party two months' rent as compensation.

(8) Parties A and B shall each have one set of this Agreement, and both sets shall have the same legal effect. This Agreement shall be effective from the date of execution. Any amendments or supplements shall be effective pursuant to the agreement of both parties.


Party A's person in charge:     Jiang Run Shen (chop of Gushu Village Committee,
                                Xixiang Town, Baoan District, Shenzhen)

Party B's person in charge:     (signature illegible) (chop of Shenzhen Huaxuan
                                Printing Company Limited)

Dated 1 April 1997





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